March 7, 2019

EXHIBIT A

PLANTRONICS, INC. CONSULTING AGREEMENT
This Consulting Agreement (this “Agreement”) is made and entered into as of March 8,
2019, by and between Plantronics, Inc. (the “Company”), and Pamela Strayer (“Consultant”) (each herein referred to individually as a “Party,” or collectively as the “Parties”). This Agreement will become effective on March 9, 2019 (the “Effective Date”).

The Company desires to retain Consultant as an independent contractor to perform consulting services for the Company, and Consultant is willing to perform such services, on the terms described below. In consideration of the mutual promises contained herein, the Parties agree as follows:

1. Services and Compensation

Consultant will perform the services described in Exhibit A (the “Services”) for the Company (or its designee), and the Company agrees to pay Consultant the compensation described in Exhibit A for Consultant’s performance of the Services.

2. Conflicting Obligations

Consultant represents and warrants that Consultant has no agreements, relationships, or commitments to any other person or entity that conflict with the provisions of this Agreement, Consultant’s obligations to the Company under this Agreement, and/or Consultant’s ability to perform the Services. Consultant will not enter into any such conflicting agreement during the term of this Agreement. For clarification, conflicting agreements would include any work for the Company’s competitors. Competition includes, but is not limited to, those competitors listed in the Company’s public filings. If there is any doubt about whether another company is a competitor, Consultant agrees to clarify with the Company before taking on that work.

Any concurrent work in areas covered by the Consulting Agreement or the Company’s work, which may be conflicting or competitive, must be pre-cleared with the Company’s CHRO.

3. Return of Company Materials
You agree that other than with respect to your Company provided laptop computer and cell phone, on or before the Separation Date, you will return to the Company all Company property and materials, including but not limited to (if applicable), personal computers, laptops, fax machines, scanners, copiers, cellular phones, Company credit cards and telephone charge cards, manuals, building keys and passes, courtesy parking passes, USB or other removable drives, hard drives, software programs and data compiled with the use of those programs, software passwords or codes, tangible copies of trade secrets and confidential information, sales forecasts, names and addresses of Company customers and potential customers, customer lists, customer contacts, sales information, sales forecasts, memoranda, sales brochures, business or marketing plans, reports, projections, and any and all other information or property previously or currently held or used by you that is or was related to your employment with the Company (“Company Property”). Other than your Company provided cell phone, which you will be permitted to retain after the Company has been able to wipe it clean of any Company information, you agree that in the event that you discover any other Company Property in your possession after your Separation Date, you will immediately return such materials to the Company. Further, upon completion of your consulting relationship, discussed below, you agree to return your Company provided laptop computer.

4. Reports

Consultant agrees that Consultant will periodically keep the Company advised as to Consultant’s progress in performing the Services under this Agreement. Consultant further agrees that Consultant will, if requested by the Company, prepare written reports with respect to such progress. The Company and Consultant agree that the reasonable time expended in preparing such written reports will be considered time devoted to the performance of the Services.

5. Prior Agreements

You understand and agree that you have continuing obligations under the Employee, Confidential Information, and Invention Assignment Agreement (ECIIAA) and any other agreements you have with the Company. You reaffirm your commitment under the ECIIAA in this Agreement, and agree that, as part of this Agreement, you will comply fully with the terms of the ECIIAA. You also confirm that you have not violated the ECIIAA.

6. Term and Termination

A. Term. The term of this Agreement will begin on the Effective Date and will continue until the earlier of (i) May 31, 2019, or (ii) termination as provided in Section 6.B.

B. Termination.

(1) Either Party may terminate this Agreement upon giving the other fifteen (15) days prior written notice of such termination pursuant to Section 10.G of this Agreement. The Company may terminate this Agreement immediately and without prior notice if Consultant refuses to or is unable to perform the Services or is in breach of any material provision of this Agreement.

C. Effect of Termination.

(1) If this Agreement is voluntarily terminated by Consultant pursuant to Section 7.B(1), or if it is terminated by the Company for Cause, no further payments will be made under this Agreement, and the vesting of all of Consultant’s outstanding equity awards will immediately cease.

(a) For purposes of this Agreement, “Cause” includes material violations of Consultant’s obligations under the Agreement.

D. Survival. Upon any termination, all rights and duties of the Company and
Consultant toward each other will cease except:

(1) The Company will pay, within thirty (30) days after the effective date of termination, all amounts owing to Consultant for Services completed and accepted by the Company prior to the termination date and related reimbursable expenses, if any, submitted in accordance with the Company’s policies and in accordance with the provisions of Article 1 of this Agreement; and

(2) Article 2 (Conflicting Obligations), Article 3 (Return of Company Materials), Article 5 (Prior Agreements), Article 6 (Term and Termination), Article 7 (Independent Contractor; Benefits), Article 8 (Restrictive Covenants), Article 9 (Limitation of Liability), and Article 10 (Miscellaneous) will survive termination or expiration of this Agreement in accordance with their terms.

7. Independent Contractor; Benefits

A. Independent Contractor. It is the express intention of the Company and Consultant that Consultant perform the Services as an independent contractor to the Company. Nothing in this Agreement will in any way be construed to constitute Consultant as an agent, employee or representative of the Company. Without limiting the generality of the foregoing, Consultant is not authorized to bind the Company to any liability or obligation or to represent that Consultant has any such authority. Consultant agrees to furnish (or reimburse the Company for) all tools and materials necessary to accomplish this Agreement and will incur all expenses associated with performance, except as expressly provided in Exhibit A. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement. Consultant agrees to and acknowledges the obligation to pay all self-employment and other taxes on such income.

B. Benefits. The Company and Consultant agree that Consultant will receive no Company-sponsored benefits from the Company where benefits include, but are not limited to, any additional equity and/or bonus awards, paid vacation, sick leave, medical insurance, 401k or other deferred compensation participation. If Consultant is reclassified by a state or federal agency or court as the Company’s employee, Consultant will become a reclassified employee and will receive no benefits from the Company, except those mandated by state or federal law, even if by the terms of the Company’s benefit plans or programs of the Company in effect at the time of such reclassification, Consultant would otherwise be eligible for such benefits.

8. Restrictive Covenants

Consultant agrees to abide by the restrictive covenants set forth in the Employee, Confidential Information, and Invention Assignment Agreement (ECIIAA), which the Consultant executed as of April 2, 2012 (the “Invention Assignment Agreement”).

9. Limitation of Liability

IN NO EVENT WILL COMPANY BE LIABLE TO CONSULTANT OR TO ANY OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, OR DAMAGES FOR LOST PROFITS OR LOSS OF BUSINESS, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY, WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHER THEORY OF LIABILITY, REGARDLESS OF WHETHER COMPANY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. IN NO EVENT WILL COMPANY’S LIABILITY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT EXCEED THE AMOUNTS PAID BY COMPANY TO CONSULTANT UNDER THIS AGREEMENT FOR THE SERVICES, DELIVERABLES OR INVENTION GIVING RISE TO SUCH LIABILITY.

10. Miscellaneous

A. Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by the laws of the State of California, without regard to the conflicts of law provisions of any jurisdiction. To the extent that any lawsuit is permitted under this Agreement, the Parties hereby expressly consent to the personal and exclusive jurisdiction and venue of the state and federal courts located in California.

B. Assignability. This Agreement will be binding upon Consultant’s heirs, executors, assigns, administrators, and other legal representatives, and will be for the benefit of the Company, its successors, and its assigns. There are no intended third-party beneficiaries to this Agreement, except as expressly stated. Except as may otherwise be provided in this Agreement, Consultant may not sell, assign or delegate any rights or obligations under this Agreement. Notwithstanding anything to the contrary herein, Company may assign this Agreement and its rights and obligations under this Agreement to any successor to all or substantially all of Company’s relevant assets, whether by merger, consolidation, reorganization, reincorporation, sale of assets or stock, change of control or otherwise.

C. Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Parties with respect to the subject matter herein and supersedes all prior written and oral agreements, discussions, or representations between the Parties, except that Consultant will continue to abide by the terms, obligations and conditions set forth in the Invention Agreement. Consultant represents and warrants that he is not relying on any statement or representation not contained in this Agreement. To the extent any terms set forth in any exhibit or schedule conflict with the terms set forth in this Agreement, the terms of this Agreement will control unless otherwise expressly agreed by the Parties in such exhibit or schedule.

D. Headings. Headings are used in this Agreement for reference only and will not be considered when interpreting this Agreement.

E. Severability. If a court or other body of competent jurisdiction finds, or the
Parties mutually believe, any provision of this Agreement, or portion thereof, to be invalid or unenforceable, such provision will be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the remainder of this Agreement will continue in full force and effect.

F. Modification, Waiver. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in a writing signed by the Parties. Waiver by the Company of a breach of any provision of this Agreement will not operate as a waiver of any other or subsequent breach.

G. Notices. Any notice or other communication required or permitted by this Agreement to be given to a Party will be in writing and will be deemed given (i) if delivered personally or by commercial messenger or courier service, (ii) when sent by confirmed facsimile, or (iii) if mailed by U.S. registered or certified mail (return receipt requested), to the Party at the Party’s address written below or at such other address as the Party may have previously specified by like notice. If by mail, delivery will be deemed effective three (3) business days after mailing in accordance with this Section 10.G.

(1)	If to the Company, to: Mary Huser Plantronics, Inc.
345 Encinal Street
Santa Cruz, CA 95060
Attn: General Counsel

(2)	If to Consultant, to: Pamela Strayer

H. Signatures. This Agreement may be signed in two counterparts, each of which will be deemed an original, with the same force and effectiveness as though executed in a single document. Electronic signature by either party of this agreement shall be permitted and treated like handwritten signature for all purposes.

(signature page follows)

IN WITNESS WHEREOF, the Parties hereto have executed this Consulting Agreement as of the date first written above.

CONSULTANT PLANTRONICS, INC.

By: /s/ Pamela Strayer By: /s/ Anja Hamilton

Name: Pamela Strayer Name: Anja Hamilton

Title: Executive Vice President and
Chief Human Recourses Officer

March 7, 2019

EXHIBIT A

SERVICES AND COMPENSATION

1. Contact. Consultant’s principal Company contact:

Name: Anja Hamilton or her successor

Title: Chief Human Resources Officer

2. Services. Consultant will perform various finance projects as specifically assigned by the Chief Financial Officer of the Company.

3. Compensation.

(a) As a Consultant, Executive will not be eligible to participate in any bonus plan or program sponsored by the Company and it is the Parties expectation that Executive will not be granted any new equity awards.

(b) Consultant will continue vesting in her outstanding equity awards during the course of the Consulting Agreement in accordance with their respective terms and conditions. No equity will vest after termination of the Consulting Agreement.

(c) Upon conclusion of the Agreement, Consultant shall vest in an additional
16,280 shares of the Company’s common stock subject to her outstanding full-value equity awards. This vesting shall be subject to a severance agreement and release in substantially the same form as the Severance Agreement and Release between the parties dated March 8, 2019, updated to the date of the conclusion of the Agreement, which must become effective and irrevocable no later than sixty (60) days following the date the Agreement is concluded.

(d) Commencing on the Effective Date, the Company will pay Consultant
$18,550 per month as compensation for performing the Services. This amount reflects the understanding that Consultant is expected to spend approximately 20 hours per week on the Consulting engagement.

(e) In order to help prevent adverse tax consequences to Consultant under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), in no event will any payment under Section 3(b) of this Appendix be made later than March 15th of the calendar year following the calendar year in which such payment was earned, or, if later, the 15th day of the third month following the end of the Company’s fiscal year in which the payment was earned.

(f) All payments and benefits provided for under this Consulting Agreement are intended to be exempt from or otherwise comply with the requirements of Section 409A so that none of the payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. Each payment and benefit payable under this Consulting Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(g) The Company will reimburse Consultant, in accordance with Company policy, for all reasonable expenses incurred by Consultant in performing the Services pursuant to this Agreement.

CONSULTANT PLANTRONICS, INC.

By: /s/ Pamela Strayer By: /s/ Anja Hamilton

Name: Pamela Strayer Name: Anja Hamilton